(WILMINGTON TRUST LOGO) WILMINGTON TRUST               Wilmington Trust Company
                                                       Rodney Square North
                                                       1100 North Market Street
                                                       Wilmington, DE 19890-0001

NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST ANNOUNCES 2006 Q4 AND FULL YEAR RESULTS

Third quarter non-cash charge offsets 11% increase in annual operating profits

Wilmington, Del., January 19, 2007 - Wilmington Trust Corporation (NYSE: WL) reported today that net income for the 2006 fourth quarter was $47.5 million and earnings per share (on a diluted basis) were $0.68 per share.

"Loan balances, Wealth Advisory Services revenue, and Corporate Client Services revenue reached record-high levels for the fourth quarter and full year, and credit quality remained stable. Business growth in the fourth quarter was masked by a decline in the net interest margin, which decreased as deposit rates rose and spreads narrowed on investments that collateralize short-term borrowings," said Ted T. Cecala, Wilmington Trust's chairman and chief executive officer. "The results from each of our businesses reflect how our expansion investments are generating positive returns and creating additional momentum."

For the 2006 full year, net income totaled $143.8 million and earnings per share (diluted) were $2.06. Results for 2006 were dampened by the non-cash goodwill impairment write-down the company recorded during the third quarter against its investment in affiliate money manager Roxbury Capital Management (RCM). This charge reduced net income by $41.7 million and earnings per share (diluted) by $0.60 per share.

Absent this charge, operating net income for 2006 would have been $185.5 million, 11% higher than for 2005. Earnings per share (diluted) would have been $2.66 per share, a 9% increase. This release contains amounts that exclude the non-cash impairment write-down in cases where management believes doing so offers investors more relevant information about business trends and the company's continuing operations.

PERFORMANCE HIGHLIGHTS

- Two balance sheet benchmarks were surpassed: At year-end 2006, total assets exceeded $11 billion for the first time and loan balances topped $8 billion for the first time.

- At $7.91 billion for the 2006 fourth quarter and $7.70 billion for the full year, on average, loan balances were 8% and 9% higher, respectively.

- Credit quality remained stable and the percentage of loans with pass ratings continued to exceed 97%.

- The Wealth Advisory and Corporate Client Services businesses recorded double digit increases in revenue for the 2006 fourth quarter and full year.

- Value-style affiliate manager Cramer Rosenthal McGlynn had assets under management of $10.6 billion at year-end 2006, a record high.

- Investments in new offices, products, services, and people throughout the year caused expenses for the 2006 fourth quarter to be 11% higher than for the year-ago fourth quarter, and 8% higher for the full year (excluding the impairment write-down). Including the impairment write-down, expenses for the 2006 full year were 27% higher than for 2005.

- The 2006 full-year efficiency ratios for Regional Banking, Wealth Advisory Services, and Corporate Client Services improved from their 2005 levels.

The net interest margin for the 2006 fourth quarter was 3.65%. This was 9 basis points lower than for the year-ago fourth quarter and 18 basis points lower than for the 2006 third quarter. During the 2006 fourth quarter, the company added approximately $277 million of investments to provide collateral for short-term borrowings. The narrow spreads on these transactions contributed approximately 10 basis points of the margin decline.

For the 2006 full year, the net interest margin was 3.79%, which was 8 basis points higher than for 2005. This happened mainly because loan repricing outpaced deposit repricing during the first three quarters of 2006.

On an annualized basis, fourth quarter 2006 results produced a return on average assets of 1.73% and a return on average equity of 17.66%. The corresponding returns for the fourth quarter of 2005 were 1.82% and 18.77%, respectively. For the 2006 full year, the return on average assets was 1.37% and the return on average equity was 13.58%. Excluding the non-cash charge for RCM, the full-year return on average assets would have been 1.76% and the return on average equity would have been 17.34%. The corresponding returns for 2005 were 1.70% and 17.59%, respectively.

CASH DIVIDEND DECLARED

On January 18, 2007, the Board of Directors declared a regular quarterly cash dividend of $0.315 per share. The quarterly dividend will be paid on February 15, 2007, to shareholders of record on February 1, 2007.

EFFICIENCY RATIO

The efficiency ratio, which measures how much a company spends to generate revenue, showed that, for the 2006 fourth quarter, the company spent slightly more than 56 cents for each dollar of revenue. This was fractionally higher than for the year-ago fourth quarter because of expansion investments the Corporate Client Services business made during the 2006 fourth quarter.

For the 2006 full year, efficiency was reduced by the impairment write-down on RCM. Excluding this charge, efficiency improved, with the company spending slightly less than 56 cents for each dollar of revenue recorded for the 2006 full year, down from more than 57 cents for each dollar of revenue recorded for 2005.

                                                                 2006    2005      2006        2005
EFFICIENCY RATIOS                                                  Q4      Q4    FULL YEAR   FULL YEAR
-----------------                                                -----   -----   ---------   ---------
Regional Banking                                                 41.56%  42.38%    40.57%      42.56%
Wealth Advisory Services                                         76.47%  78.76%    77.63%      77.97%
Corporate Client Services                                        72.79%  68.80%    73.67%      76.48%
Wilmington Trust consolidated                                    56.40%  56.15%    66.10%      57.28%
Wilmington Trust consolidated absent non-cash charge                --      --     55.96%         --

All of the impairment write-down on RCM was attributed to the Affiliate Managers business segment. The discussions on each business and the financial statements in this release contain more information about business line profitability.

INVESTMENT SECURITIES PORTFOLIO

During the 2006 fourth quarter, the company added investments to collateralize short-term cash sweeps, which increased due to higher client demand. This caused the size of the investment securities portfolio to increase, and the composition of the portfolio to shift on a percentage basis. For the 2006 fourth quarter, investment securities balances were $2.02 billion, on average. This was 6% higher than for the year-ago fourth quarter and 9% higher than for the 2006 third quarter. For the 2006 full year, investment securities balances were $1.89 billion, on average, which was slightly higher than for 2005.

At year-end 2006, the largest concentration of investments in the portfolio was in government agencies, which comprised 38% of the portfolio, up from 21% at year-end 2005. The percentage of the portfolio invested in mortgage-backed instruments fell to 33% at year-end 2006 from 44% at year-end 2005. Other categories of securities in the portfolio were relatively unchanged on a percentage basis. Although investment securities balances were higher than for prior periods, they were relatively unchanged as a percentage of total earning assets.

INVESTMENT SECURITIES PORTFOLIO                   AT 12/31/06   AT 9/30/06   AT 12/31/05
-------------------------------                   -----------   ----------   -----------
Balances (in millions)                             $2,114.6      $1,982.3     $1,928.8
As a percentage of total earning assets                  21%           20%          21%
Average life (in years)                                4.93          5.39         6.14
Duration                                               2.24          2.39         2.63
Percentage invested in fixed income instruments          82%           80%          79%
Percentage of total assets                               19%           19%          19%

The average life and duration declined because the balances of short-term investments increased and the negative yield curve caused paydowns of mortgage-backed instruments to accelerate.

THE REGIONAL BANKING BUSINESS

The Delaware Valley region's economy remained well diversified and economic indicators remained positive. According to the Federal Reserve Bank of Philadelphia, economic activity improved in Delaware, Pennsylvania, and New Jersey for the 12 months ended November 2006 (the most recent data available), and modest economic growth is expected in 2007. According to the U.S. Department of Labor, Delaware's unemployment rate for November 2006 (the most recent data available) was 3.6%. In comparison, the U.S. rate was 4.5%.

Amid these favorable economic conditions, the Regional Banking business generated its 23rd consecutive quarter of loan growth. Loan balances for the 2006 fourth quarter were $7.91 billion, on average. This was 8% higher than for the year-ago fourth quarter, and 2% more than for the 2006 third quarter. For the 2006 full year, loan balances were $7.70 billion, on average, an increase of 9% from 2005. Commercial real estate/construction loans and consumer loans accounted for most of the growth, and more of the growth came from outside the Delaware market than in 2005.

                                                                    2006    2005      2006        2005
LOANS                                                                 Q4      Q4    FULL YEAR   FULL YEAR
-----                                                               -----   -----   ---------   ---------
Total loans outstanding (in billions, on average)                   $7.91   $7.34     $7.70       $7.05

Delaware market loans (in billions, on average)                     $5.73   $5.42     $5.63       $5.24
Delaware market loans as a % of total loans                            72%     74%       73%         74%

Pennsylvania market loans (in billions, on average)                 $1.78   $1.61     $1.72       $1.53
Pennsylvania market loans as a % of total loans                        23%     22%       22%         22%

Other market loans as a % of total loans                                5%      4%        5%          4%

COMMERCIAL LOANS

Commercial loan balances were $5.35 billion, on average, for the 2006 fourth quarter. This was 10% higher than for the year-ago fourth quarter, and 2% higher than for the 2006 third quarter. For the 2006 full year, commercial loan balances were $5.20 billion, on average, which was

11% higher than for 2005. Almost all of this growth was in commercial real estate/construction (CRE) loans.

                                                        2006       2005        2006        2005
COMMERCIAL LOANS (in millions, on average)                Q4         Q4      FULL YEAR   FULL YEAR
------------------------------------------             --------   --------   ---------   ---------
Commercial, industrial, and agricultural loans         $2,430.5   $2,465.9   $2,437.4    $2,506.1
Commercial real estate/construction loans              $1,634.9   $1,161.6   $1,516.8    $  916.5
Commercial mortgage loans                              $1,281.4   $1,239.7   $1,240.8    $1,250.9
                                                       --------   --------   --------    --------
Total commercial loans                                 $5,346.8   $4,867.2   $5,195.0    $4,673.5
                                                       ========   ========   ========    ========

% of commercial loans from Delaware market                   70%        70%        70%         70%
% of commercial loans from Pennsylvania market               29%        29%        29%         29%
% of commercial loans from other markets                      1%         1%         1%          1%

CRE loan balances, on average, were 41% higher for the 2006 fourth quarter and 66% higher for the full year than for the corresponding periods in 2005. Population growth, especially in Delaware, continued to drive housing demand, and residential tract development and construction continued to account for most of the growth in CRE balances.

The U.S. Census Bureau reported that, for the 12 months ended July 2006, Delaware was the 15th fastest growing state in the United States, and that Delaware's growth rate was more than double that of any state in the Bureau's northeast geographic area. Within the Regional Banking geographic footprint, Delaware's population growth rate was three times higher than Maryland's, four times higher than Pennsylvania's, and seven times higher than New Jersey's. Mayflower Transit's 2006 Customer Relocation Study ranked Delaware as the second most popular U.S. relocation destination, after South Carolina.

On a period-end basis, CRE balances were 3% higher at the end of the 2006 fourth quarter than at the end of the 2006 third quarter, and they were 35% higher than at year-end 2005. Projects in Delaware and Pennsylvania accounted for most of the growth. Most of the Pennsylvania growth was for projects in Philadelphia County and Chester County, which borders Delaware.

CRE LOAN GROWTH BY STATE (period-end balances)            12/31/06 VS. 9/30/06   12/31/06 VS. 12/31/05
----------------------------------------------            --------------------   ---------------------
Percentage of growth from Delaware                                 30%                    53%
Percentage of growth from Pennsylvania                             40%                    33%
Percentage of growth from Maryland                                 15%                     8%
Percentage of growth from New Jersey                               15%                     4%
Percentage of growth from other states                             --                      2%

The pace of growth in CRE lending slowed during the second half of 2006, especially for residential tract development and construction projects. The pace of growth in other types of CRE projects increased, as recent population growth and the health of the regional economy spurred demand for leisure and health-related services.

SELECTED CRE BALANCE INCREASES (period-end balances)      12/31/06 VS. 9/30/06   12/31/06 VS. 12/31/05
----------------------------------------------------      --------------------   ---------------------
Residential tract development and construction balances             2%                    41%
Automobile dealership construction balances                        39%                    79%
Dining and recreation construction balances                        86%                    40%
Health and social services construction balances                   13%                    30%

Toward the end of 2006, demand began to rise for loans recorded as commercial, financial, and agricultural loans (C and I loans). Between the ends of the third and fourth quarters of 2006, CRE balances increased 3%. In comparison, the corresponding increase in C and I balances was 7%, the largest linked-quarter increase in that category of commercial loans since the fourth quarter of 2005.

RETAIL LOANS

Retail loans (consumer loans, residential mortgage loans, and loans secured with liquid collateral) were $2.57 billion, on average, for the 2006 fourth quarter. This was 4% higher than for the year-ago fourth quarter and 2% higher than for the 2006 third quarter. For the 2006 full year, retail loan balances were $2.50 billion, on average, which was 6% higher than for 2005.

The rate of growth in retail loan balances would have been higher, if not for:

- Less demand from Wealth Advisory Services clients for loans secured with liquid collateral, which lowered the balances of that category of retail loans; and

- The company's ongoing practice of selling most newly originated fixed rate residential mortgages into the secondary market. Those loans are not included in the residential mortgages recorded on the balance sheet.

As a result, consumer loans continued to account for more than half of total retail loan balances and for most of the growth in the retail portfolio. Consumer loan balances for the 2006 fourth quarter were $1.50 billion, on average. This was 6% higher than for the year-ago fourth quarter and 2% higher than for the 2006 third quarter. For the 2006 full year, consumer loan balances were $1.46 billion, on average, which was 10% higher than for 2005.

                                                                                 2006        2005
CONSUMER LOANS (in millions, on average)                 2006 Q4    2005 Q4    FULL YEAR   FULL YEAR
----------------------------------------                 --------   --------   ---------   ---------
Home equity lines of credit                              $  318.9   $  328.2    $  321.9    $  323.3
Indirect loans                                              676.1      648.4       657.3       605.1
Credit card loans                                            62.6       60.4        60.9        59.0
Other consumer loans                                        438.5      375.5       418.1       341.9
                                                         --------   --------    --------    --------
Total consumer loans                                     $1,496.1   $1,412.5    $1,458.2    $1,329.3
                                                         ========   ========    ========    ========

% of consumer loans from Delaware market                       79%        81%         80%         84%
% of consumer loans from Pennsylvania market                    6%         7%          6%          5%
% of consumer loans from other markets                         15%        12%         14%         11%

The category of consumer loans recorded as "other consumer loans" accounted for the majority of the growth in consumer loan balances. On average, other consumer loan balances were 17% higher for the 2006 fourth quarter and 22% higher for the full year than for the corresponding periods in 2005. This category comprises a variety of installment loans to individuals, most of which are fixed rate loans, and includes home equity loans. Demand for fixed rate products rose, causing home equity loan balances to increase, and home equity line-of-credit balances to decrease. Most home equity lines of credit have floating rates.

Indirect lending was the other main contributor to the increases in total consumer loans. Indirect loan balances, on average, were 4% higher for the 2006 fourth quarter and 9% higher for the full year than for the corresponding periods in 2005. Higher volumes from the Pennsylvania and New Jersey markets accounted for most of this growth. The majority of loans in the indirect portfolio are for late-model used cars.

In the residential mortgage portfolio, balances rose but origination volumes declined, in large part because:

- The company retains mortgages that qualify as low income mortgages for Community Reinvestment Act (CRA) purposes in the residential mortgage portfolio. CRA loans originated during 2006 were nearly twice as high as for 2005.

- The average loan amount originated was 2% higher for the 2006 fourth quarter and 13% higher for the 2006 full year than for the corresponding year-ago periods.

-    The pace of refinancings and paydowns slowed.

                                                           2006         2005
RESIDENTIAL MORTGAGES                2006 Q4   2005 Q4   FULL YEAR   FULL YEAR
---------------------                -------   -------   ---------   ---------
Balances (in millions, on average)    $524.8    $450.8     $495.2      $438.6
Origination volumes (in millions)     $ 52.2    $ 64.1     $225.3      $221.0
Origination units                        244       305        972       1,077

At December 31, 2006, approximately 75% of the residential mortgage portfolio consisted of fixed rate mortgages, compared with 75% at year-end 2005 and 74% at September 30, 2006.

CORE DEPOSITS

For the 2006 fourth quarter, core deposits (deposits from clients) were $5.01 billion, on average, which was fractionally lower than for the year-ago fourth quarter and $58.1 million higher than for the 2006 third quarter. For the 2006 full year, core deposits were $4.94 billion on average, slightly more than for the 2005 full year. Most core deposits continued to come from the Delaware market.

                                                            2006        2005
TOTAL CORE DEPOSITS (on average)     2006 Q4   2005 Q4   FULL YEAR   FULL YEAR
--------------------------------     -------   -------   ---------   ---------
From Delaware clients                  94%       94%        94%         94%
From Pennsylvania clients               5%        5%         5%          5%
From other markets                      1%        1%         1%          1%

Compared to the 2005 fourth quarter and full year, changes in core deposit balances reflected double-digit increases in certificate of deposit (CD) balances which were offset by decreases in noninterest-bearing demand deposits. On average, noninterest-bearing demand deposits were $223.8 million lower for the 2006 fourth quarter than for the year-ago fourth quarter and $56.4 million higher than for the 2006 third quarter.

The changes in noninterest-bearing demand deposit balances reflected account sweeps that shift some noninterest-bearing demand deposits into money market deposits. This practice lowers deposit reserve requirements mandated by the Federal Reserve, and ultimately reduces the company's borrowing costs and uninvested cash balances. These sweeps accounted for approximately $160 million of the decline in noninterest-bearing demand deposits, on average, between the fourth quarters of 2005 and 2006.

The changes in noninterest-bearing demand deposit balances also reflected account sweeps that shift some noninterest-bearing demand deposits into money market deposits. This practice lowers deposit reserve requirements mandated by the Federal Reserve, and ultimately reduces the company's borrowing costs and uninvested cash balances. These sweeps accounted for approximately $160 million of the decline in noninterest-bearing demand deposits, on average, between the fourth quarters of 2005 and 2006.

Balances of local CDs $100,000 and over (local CDs) were higher for the 2006 fourth quarter and full year than for the corresponding periods in 2005. Local CDs are recorded as core deposits because they are client deposits, not brokered deposits. Commercial banking clients in the Delaware Valley and local municipalities, which frequently use these CDs to generate returns on their excess cash, account for the majority of local CD balances.

LOCAL CDS > or = $100,000
BY CLIENT CATEGORY                   AT 12/31/06   AT 9/30/06   AT 12/31/05
-------------------------            -----------   ----------   -----------
Consumer banking clients                 74%           73%          65%
DE commercial banking clients            11%           10%          12%
PA commercial banking clients             8%           10%           9%
Wealth Advisory Services clients          7%            7%          14%
Corporate Client Services clients        --            --           --

Balances of national CDs of $100,000 or more (national CDs) are not recorded as core deposits because they are brokered deposits, not client deposits. The company supplements core deposits with national CDs, because the Regional Banking business strategy is to make loans to clients in a four-state region while gathering core deposits mainly from clients in Delaware. Using national CDs is a cost-effective way to fund loan growth without incurring the expense of building and operating a large-scale branch office network outside Delaware.

CREDIT QUALITY

Credit quality remained stable. The percentage of loans outstanding with pass ratings from the internal risk rating analysis exceeded 97% for the fifth consecutive quarter, and was higher than for the year-ago fourth quarter. At year-end 2006, fewer loans were on the watch list than at the end of 2005, and no loans were rated doubtful.

Net charge-offs for the 2006 fourth quarter were $5.9 million. This was $1.9 million more than for the 2005 fourth quarter, but $1.4 million less than for the 2006 third quarter. A loan to an auto dealer in New Jersey accounted for the increase from the year-ago fourth quarter.

For the 2006 full year, net charge-offs totaled $18.5 million, compared with $10.1 million for 2005. The largest charge-off during 2006 was a commercial loan of approximately $4.5 million that had been recorded in renegotiated loans from the fourth quarter of 2004 until the third quarter of 2006. Because this charge-off reduced the amount of renegotiated loans to zero, it caused total nonperforming assets to decline for the 2006 fourth quarter and full year. The period-end nonperforming asset ratio was 44 basis points at year-end 2006, down from 60 basis points at year-end 2005 and 47 basis points at the end of the 2006 third quarter.

The net charge-off ratio for the 2006 fourth quarter was 7 basis points. This was 2 basis points higher than for the year-ago fourth quarter and 2 basis points lower than for the 2006 third quarter. For the full-year 2006, the net charge-off ratio was 24 basis points. While this was 14 basis points higher than for the full-year 2005, it was in line with historical levels. Since 1995, the annual net charge-off ratio has ranged from 14 to 44 basis points.

Nonaccruing loans totaled $31.0 million at year-end 2006, which was $8.3 million lower than at year-end 2005, and $1.0 million lower than at the end of the 2006 third quarter. Loans past due 90 days or more amounted to $5.8 million at year-end 2006. This was $1.7 million more than at year-end 2005, but $1.9 million less than at the end of the 2006 third quarter.

Commercial real estate/construction (CRE) loans accounted for approximately $313,000, or less than 3%, of net charge-offs for the 2006 full year. As of December 31, 2006, no CRE loans were nonaccruing or past due 90 days.

The $4.8 million asset recorded at year-end 2006 as other real estate owned
(OREO) is a parcel of agricultural land in New Jersey. The amount recorded for OREO was unchanged from the second quarter of 2006, when this loan was transferred to OREO from nonaccruing status.

The 2006 fourth quarter provision for loan losses was $6.5 million, compared with $2.0 million for the year-ago fourth quarter, and $6.6 million for the 2006 third quarter. The reserve for loan losses was $94.2 million at December 31, 2006, compared with $91.4 million at year-end 2005 and $93.6 million at September 30, 2006. The loan loss reserve ratio at year-end 2006 was 1.16%, compared with 1.24% at year-end 2005 and 1.20% at September 30, 2006. Changes in the provision and reserve for loan losses reflected management's assessment of risk in light of loan growth, the internal risk rating analysis, the levels of loan recoveries and repayments, the stability of the regional economy, and regulatory guidelines.

REGIONAL BANKING EFFICIENCY AND PROFITABILITY

During 2006, Regional Banking added staff, opened new offices, and expanded existing offices. While these investments increased expenses, they also helped generate higher amounts of revenue. Revenue growth outpaced expense growth for the 2006 fourth quarter and full year, and the corresponding efficiency ratios improved.

EFFICIENCY RATIOS              2006 Q4   2005 Q4   2006 FULL YEAR   2005 FULL YEAR
-----------------              -------   -------   --------------   --------------
Regional Banking               41.56%    42.38%       40.57%           42.56%

Pretax income from Regional Banking was 9% higher for the 2006 full year than for 2005, but $0.5 million lower for the 2006 fourth quarter than for the year-ago fourth quarter, because the provision for loan losses was $4.5 million higher than for the 2005 fourth quarter.


NET INTEREST MARGIN

The net interest margin for the 2006 fourth quarter was 3.65%, a decline of 9 basis points from the year-ago fourth quarter and 18 basis points from the 2006 third quarter. The net interest margin for the 2006 full year was 3.79%, 8 basis points higher than for 2005.

NET INTEREST MARGIN   2006 Q4   2006 Q3   2005 Q4   2006 FULL YEAR   2005 FULL YEAR
-------------------   -------   -------   -------   --------------   --------------
Net interest margin    3.65%     3.83%     3.74%         3.79%            3.71%

Three factors caused the decline:

- The increase in investments to support collateralized short-term borrowings accounted for approximately 10 basis points of the decline. These transactions add to net interest income, but the difference between the income and expense they generate is small, and these narrow spreads reduced the margin.

- Continued growth in the loan portfolio accounted for approximately 2 basis points of the decline. Because new loans, on average, are booked at spreads that are lower than the current net interest margin, each new loan added causes an incremental reduction in the margin.

- Deposit pricing increases, especially on interest-bearing demand deposits and certificates of deposit (CDs) under $100,000, accounted for approximately 6 basis points of the decline. In a rising market interest rate environment, retail deposits reprice more slowly than floating rate loans. In 2006, the Federal Open Market Committee stopped raising short-term interest rates in June. Most of the company's floating rate loans repriced within 30 days of each rate increase, but retail deposits continued to reprice throughout the second half of the year.
     For the 2006 fourth quarter, the increases in funding costs outpaced the increases in asset yields, which had a negative effect on the margin.

On a full-year basis, the margin was higher for 2006 than for 2005 mainly because asset yields rose at a faster pace than funding costs for the first three quarters of the year.

                                                       2006 Q4   2006 Q4
                                                         VS.       VS.       FULL YEAR
CHANGES IN YIELDS AND RATES (IN BASIS POINTS)          2005 Q4   2006 Q3   2006 VS. 2005
---------------------------------------------          -------   -------   -------------
Yield on earning assets (in basis points)               91 bps   (2) bps      121 bps




                                                       2006 Q4   2006 Q4
                                                         VS.       VS.       FULL YEAR
CHANGES IN YIELDS AND RATES (IN BASIS POINTS)          2005 Q4   2006 Q3   2006 VS. 2005
---------------------------------------------          -------   -------   -------------

Rate on CDs, under $100,000 (in basis points)          126 bps    35 bps      117 bps
Rate on total funds to support earning assets
   (in basis points)                                   100 bps    16 bps      113 bps

The majority of loans outstanding continued to be floating rate loans, and the majority of these loans repriced within a timeframe that closely matched the 90-day maturations of a substantial portion of the company's funding.

AS A PERCENTAGE OF TOTAL BALANCES               AT 12/31/06   AT 09/30/06   AT 12/31/05
---------------------------------               -----------   -----------   -----------
Loans outstanding with floating rates               74%           75%           77%
Floating rate loans that are commercial loans       82%           81%           80%
Commercial floating rate loans repricing
   in < or = 30 days                                93%           93%           92%

National CDs maturing < or = 90 days                55%           74%           87%
Short-term borrowings maturing < or = 90 days       92%           98%           86%

Commercial loans tied to a prime rate               61%           62%           63%
Commercial loans tied to the 30-day LIBOR           35%           34%           30%

The decrease over the past 12 months in the percentage of national CDs maturing in 90 days or less reflected changes in the yield curve. With little difference between 90-day rates and longer-term rates, the company opted to purchase instruments with longer terms.

At December 31, 2006, Wilmington Trust's prime lending rate was 8.25%.

THE WEALTH ADVISORY SERVICES BUSINESS

Wealth Advisory Services (WAS) revenue for the 2006 fourth quarter totaled $51.3 million. This was 20% more than for the year-ago fourth quarter and 9% more than for the 2006 third quarter. Revenue from trust and investment advisory services and from planning and other services were the main contributors of the year-over-year and linked-quarter growth.

For the 2006 full year, WAS revenue totaled $192.0 million, up 12% from 2005. All three categories of WAS revenue recorded double-digit increases. On a full-year basis, trust and investment management services had the largest dollar increase in total WAS revenue, while revenue from planning and other services recorded the largest percentage increase.

Most of the growth in total WAS revenue came from trust and investment advisory services. Business development and market appreciation produced trust and investment advisory revenue of $35.6 million for the 2006 fourth quarter, up 15% from the year-ago fourth quarter and 8% from the 2006 third quarter. These increases outpaced the increases in the Standard & Poor's 500 index, which increased an average of 14% and 6%, respectively, for the corresponding periods. Approximately 48% of trust and investment advisory revenue was based on equity market valuations, and management believes the S&P 500 is a good proxy for equity investments in client portfolios.

For the 2006 full year, trust and investment advisory revenue was $136.1 million, up 10% from 2005. Lackluster performance in the equity markets during the first nine months of the year masked the revenue from new business development during that period.

Revenue from planning and other services was $10.6 million for the 2006 fourth quarter. This was 49% higher than for the year-ago fourth quarter and 21% higher than for the 2006 third quarter. For the 2006 full year, planning revenue was $35.7 million, a 17% increase from 2005.

Fees for these services are based on the nature and complexity of the service provided, not on asset valuations. In some cases, these fees are based on the client's annual income.

Most of the growth in planning revenue came from family office services, reflecting a substantial expansion of these services. At year-end 2005, there were 45 full-time-equivalent family office staff members. Most were in Beverly Hills, and the focus was primarily on meeting the unique business management needs of entertainment and sports figures. By year-end 2006, there were 79 full-time-equivalent family office staff members; they were located in Delaware, Beverly Hills, New York, Princeton, and Stamford, Connecticut; and added to the scope of services were expertise in structuring family offices as legal entities and in developing executive compensation and inherited wealth strategies.

Business development remained solid. The Delaware, Florida, New York, and Pennsylvania markets recorded the largest increases in sales. In Pennsylvania, expansion of WAS activities in the Lehigh Valley area during the second half of the year helped generate sales for the 2006 fourth quarter that were 58% higher than for the 2006 third quarter. Sales attributed to Delaware include business from clients in other states whose accounts are located in Delaware in order to benefit from trust, tax, and legal advantages not available for trusts governed by the laws of other states.

WEALTH ADVISORY SERVICES EFFICIENCY AND PROFITABILITY

WAS pretax income was 30% higher for the 2006 fourth quarter and 12% higher for the full year than for the corresponding periods in 2005. Two new office openings and the family office expansion increased WAS expenses for 2006, but the business leveraged those initiatives, and investments made in prior years, to generate revenue growth that outpaced expense growth. WAS profitability and efficiency measures for the 2006 fourth quarter and full year improved as a result.

EFFICIENCY RATIOS          2006 Q4   2005 Q4   2006 FULL YEAR   2005 FULL YEAR
-----------------          -------   -------   --------------   --------------
Wealth Advisory Services    76.47%    78.76%       77.63%           77.97%

THE CORPORATE CLIENT SERVICES BUSINESS

Corporate Client Services (CCS) revenue for the 2006 fourth quarter totaled $23.4 million. This was 14% more than for the year-ago fourth quarter and 11% higher than for the 2006 third quarter. Revenue from capital markets services, entity management services, and investment and cash management services were the main contributors of the year-over-year and linked-quarter revenue growth.

For the 2006 full year, CCS revenue totaled $85.6 million, up 12% from 2005. All four components of the CCS business recorded higher revenue, and each recorded double-digit increases in sales. On a full-year basis, entity management services recorded the largest dollar increase in total CCS revenue and revenue from investment and cash management services increased at the fastest pace.

Revenue from the capital markets component for the 2006 fourth quarter was $10.4 million, which was 11% higher than for the year-ago fourth quarter and 20% higher than for the 2006 third quarter. For the 2006 full year, capital markets revenue was $37.0 million, an increase of 8%. Sales of capital markets services for the 2006 fourth quarter were 30% higher than for the year-ago fourth quarter and 21% higher than for the 2006 third quarter. For the 2006 full year, sales of capital markets services were 30% higher than for 2005.

The capital markets services most in demand in the 2006 fourth quarter were those that support issues of trust-preferred securities, collateral trusts and defaults, and commercial mortgage-backed securitization defeasance. Higher sales of these services offset continued decline in the volume of asset-backed securitizations in the U.S. market.

Revenue from entity management services for the 2006 fourth quarter was $7.1 million, up 16% from the year-ago fourth quarter and 4% from the 2006 third quarter. For the 2006 full year, entity management revenue was $26.8 million, a 14% increase from 2005. These increases resulted from strong demand for independent directorships and administrative services for structured finance securitizations in Europe, and reflected the company's expansion into Germany. Expansion in the Cayman Islands and the May 2006 acquisition of PwC Corporate Services (Cayman) from accounting firm PricewaterhouseCoopers also contributed to the revenue increases.

More proactive efforts to develop institutional investment management business continued to generate higher amounts of revenue from investment and cash management services. Revenue from these services was $3.0 million for the 2006 fourth quarter, up 31% from the year-ago fourth quarter and 12% more than for the 2006 third quarter. For the 2006 full year, revenue from these services rose 34% to $10.3 million.

Approximately 33% of the 2006 fourth quarter revenue and 30% of full-year revenue from these services was tied to the valuations of domestic fixed income instruments, and reflected the company's ability to leverage its fixed income expertise on behalf of CCS clients. The remaining investment and cash management revenue was based on money market mutual fund balances.

Revenue from the corporate retirement services component of the CCS business was $2.9 million for the 2006 fourth quarter and $11.5 million for the full year, increases of 4% and 8%, respectively. Market appreciation, additional retirement plan contributions, and demand for executive compensation plan trust and custody services accounted for these increases.

CORPORATE CLIENT SERVICES EFFICIENCY AND PROFITABILITY

For the 2006 full year, CCS efficiency and profitability improved because the focus on marketing investment and cash management services, and expansion in Europe and the Cayman Islands, yielded higher volumes of business. The full-year increase in revenue was twice as high as the corresponding increase in expenses, mainly because CCS leveraged existing infrastructure and capabilities to support the growth in revenue from investment and cash management services.

For the 2006 fourth quarter, pre-tax income was the same as for the year-ago fourth quarter, although the efficiency ratio declined, due to investments in staff and technology to improve collateralized debt obligation capabilities.

EFFICIENCY RATIOS            2006 Q4   2005 Q4   2006 FULL YEAR   2005 FULL YEAR
-----------------            -------   -------   --------------   --------------
Corporate Client Services     72.79%    68.80%       73.67%           76.48%

AFFILIATE MONEY MANAGERS

Revenue from the two affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management, totaled $5.4 million for the 2006 fourth quarter and $20.5 million for the 2006 full year. These were increases of 10% and 17%, respectively, from the corresponding periods of 2005.

AFFILIATE MANAGERS (in millions)               AT 12/31/06   AT 9/30/06   AT 12/31/05
--------------------------------               -----------   ----------   -----------
Managed assets at Cramer Rosenthal McGlynn      $10,623.8     $9,784.5      $8,899.0
Managed assets at Roxbury Capital Management    $ 3,138.1     $3,122.9      $3,287.3

                                                  2006   2005      2006       2005
AFFILIATE MANAGERS (in millions)                   Q4     Q4    FULL YEAR   FULL YEAR
--------------------------------                  ----   ----   ---------   ---------
Revenue from Cramer Rosenthal McGlynn             $5.3   $4.3     $19.3       $16.1
Revenue from Roxbury Capital Management           $0.1   $0.6     $ 1.2       $ 1.4
Total revenue from affiliate managers             $5.4   $4.9     $20.5       $17.5

Value-style affiliate Cramer Rosenthal McGlynn (CRM) contributed nearly all of the 2006 fourth quarter and full-year revenue from the affiliates. CRM's assets under management were a record-high $10.6 billion at year-end 2006. This was $1.7 billion, or 19%, higher than at year-end 2005, and $800 million, or 8%, higher than at September 30, 2006. Asset inflows, particularly in the mid-cap value product, and market appreciation accounted for the growth in managed assets and drove the increases in revenue.

Fourth quarter and full-year 2006 results for Roxbury Capital Management (RCM) reflected the firm's renewed focus on its market positioning and expertise as a small-cap growth manager. During the second half of 2006, RCM terminated its micro-cap and fixed income products, which reduced assets under management and revenue for the fourth quarter and full year. The costs of terminating the two products also contributed to the reduction in RCM's revenue.

NONINTEREST EXPENSES

Noninterest expenses were $104.9 million for the 2006 fourth quarter, which was 11% higher than for the year-ago fourth quarter. For the 2006 full year, noninterest expenses were $471.6 million, a 27% increase from 2005. This amount included the $72.3 million impairment write-down on RCM. Absent this non-cash charge, noninterest expenses for 2006 would have been $399.3 million, or 8% higher than for 2005.

Excluding the impairment write-down, expansion initiatives and additions to staff in 2006 caused expenses to rise. These activities included:

-    The East Coast launch of the family office practice in June.

- New office openings in Pennsylvania, New Jersey, Connecticut, and Frankfurt, Germany, during the summer.

- Expansion of existing offices in Delaware, Pennsylvania, Maryland, and New York, and additions to staff throughout the year.

-    The acquisition of PwC Corporate Services (Cayman) in May.

- Investments in technology and staff beginning in August to expand collateralized debt obligation services.

At December 31, 2006, there were 2,562 full time-equivalent staff members. This was 93 more than at the end of the year-ago fourth quarter, and 42 more than at the end of the 2006 third quarter. Staffing-related costs continued to account for the majority of noninterest expenses and for the majority of the growth in noninterest expenses, excluding the non-cash charge.

                                           2006     2005      2006         2005
STAFFING-RELATED EXPENSES                   Q4       Q4     FULL YEAR   FULL YEAR
-------------------------                 ------   ------   ---------   ---------
Full-time equivalent staff members         2,562    2,469      2,562       2,469
Staffing-related expenses (in millions)   $ 62.0   $ 56.7     $242.5      $225.0

Effective January 1, 2006, stock-based compensation expense was included in incentive and bonus expense, in accordance with the company's adoption of Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment," using the modified retrospective method. Prior-period amounts were adjusted to reflect this accounting change.

                                        2006   2005      2006        2005
INCENTIVES AND BONUSES (in millions)     Q4     Q4    FULL YEAR   FULL YEAR
------------------------------------   -----   ----   ---------   ---------
Stock option expense                   $ 1.9   $1.8     $ 7.0       $ 6.6
Total incentives and bonuses           $10.3   $8.8     $39.8       $38.0

Income tax expense for the 2006 full year was 22% lower than for 2005 mainly because the non-cash impairment write-down recorded against the investment in RCM reduced pre-tax income. In addition, higher volumes of stock options were exercised during 2006 than 2005, which increased the tax-deductible portion of stock-based compensation expense.

SHARE REPURCHASES

During the 2006 fourth quarter, the company spent $50,510 to repurchase 1,164 of its shares, at an average price per share of $43.39. For the 2006 full year, the company spent $29.1 million to purchase 662,996 of its shares, at an average price per share of $43.93. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 1,351,241, leaving 6,648,759 shares available for repurchase.

OUTLOOK FOR 2007

Commenting on the outlook for 2007, Cecala said:

- "Our focus on building and strengthening client relationships, plus the expansion investments we have made, generated strong momentum in each of our businesses for 2006. We expect that momentum to continue.

- "We have been experiencing solid loan growth, and we expect that to continue, especially in Pennsylvania and Maryland, as we expand our commercial banking presence in those markets.

-    "In the second half of 2006, after the Federal Open Market Committee
     (FOMC) stopped raising short-term interest rates, deposit pricing caught up to floating rate loan repricing, almost all of which took place within 30 days of the last FOMC rate increase in June. We believe that substantially all of the 2006 rate increases are now priced into our core deposits.

- "Our credit quality remains very positive. Net charge-offs and the provision for loan losses for the 2006 fourth quarter were in line with our long-term averages, and we expect this to continue in 2007.

- "We expect continued growth in revenue from Wealth Advisory Services, due to strong sales momentum and high demand for our newer products and services, such as family office services.

- "We remain very positive about Corporate Client Services. The success of this business in 2006 created a lot of momentum for 2007, which should continue due to new product development and expansion in Europe.

- "Expense growth for 2007 should be similar to the 2006 increase, which was 8%, excluding the impairment charge. Expenses in 2007 will reflect initiatives that came on line at various points in 2006, such as the family office services expansion, the corporate services acquisition in the Cayman Islands, new products and European expansion in Corporate Client Services, and the new offices we opened in Pennsylvania and New Jersey.

- "Expenses for the first quarter are typically higher than for other quarters, due to the timing of payroll taxes and 401(k) plan contributions. These two items will add approximately $3 million to expenses for the first quarter of 2007."

CONFERENCE CALL

Management will discuss the 2006 fourth quarter and full year results and outlook for the future in a conference call today at 10:00 a.m. (EST). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com. To access the call from within the United States, dial (877) 258-8842 and enter PIN 8259324. From outside the United States, dial (973) 582-2839 and enter PIN 8259324.

A rebroadcast of the call will be available from 12:30 p.m. (EST) today until 5:00 p.m. (EST) on Friday, January 26, 2006, by calling (877) 519-4471 inside the United States or (973) 341-3080 from outside the United States. Use PIN 8259324 to access the rebroadcast.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations about our future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our future financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than- expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the Delaware Valley region, Wealth Advisory Services for high-net-worth clients in 22 countries, and Corporate Client Services for institutional clients in 81 countries. Its wholly owned bank subsidiary, Wilmington Trust

Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, and Frankfurt. For more information, visit www.wilmingtontrust.com.

CONTACTS

Investors and analysts:        News media:
Ellen J. Roberts               Bill Benintende
Investor Relations             Public Relations
(302) 651-8069                 (302) 651-8268
eroberts@wilmingtontrust.com   wbenintende@wilmingtontrust.com

###

                                EARNINGS RELEASE

                                   EXHIBIT 99

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                                   HIGHLIGHTS

                                                      Three Months Ended             Twelve Months Ended
                                                -----------------------------   ----------------------------
                                                 Dec. 31,   Dec. 31,     %      Dec. 31,   Dec. 31,      %
                                                   2006       2005     Change     2006       2005     Change
------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $    92.4   $   87.5     5.6    $  363.1   $  328.9    10.4
Provision for loan losses                            (6.5)      (2.0)  225.0       (21.3)     (11.8)   80.5
Noninterest income                                   92.5       79.8    15.9       346.1      313.3    10.5
Noninterest expense                                 104.9       94.5    11.0       471.6      370.1    27.4
Net income                                           47.5       46.5     2.2       143.8      167.0   (13.9)

PER SHARE DATA
Basic net income                                $    0.69   $   0.69      --    $   2.10   $   2.47   (15.0)
Diluted net income                                   0.68       0.67     1.5        2.06       2.43   (15.2)
Dividends paid                                      0.315       0.30     5.0       1.245      1.185     5.1
Book value at period end                            15.47      14.99     3.2       15.47      14.99     3.2
Closing price at period end                         42.17      38.91     8.4       42.17      38.91     8.4
Market range:
   High                                             45.33      40.96    10.7       45.61      40.96    11.4
   Low                                              40.54      34.65    17.0       38.54      33.01    16.8

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                              68,455     67,861     0.9      68,413     67,688     1.1
Diluted                                            69,680     68,956     1.0      69,707     68,570     1.7

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $ 2,017.6   $1,907.0     5.8    $1,893.1   $1,876.6     0.9
Loans                                             7,912.9    7,344.9     7.7     7,699.8    7,047.1     9.3
Earning assets                                   10,075.3    9,292.1     8.4     9,645.7    8,957.4     7.7
Core deposits                                     5,008.1    5,012.6    (0.1)    4,936.7    4,866.6     1.4
Stockholders' equity                              1,067.4      983.0     8.6     1,059.1      949.3    11.6

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              17.66%     18.77%   (5.9)      13.58%     17.59%  (22.8)
Return on average assets                             1.73%      1.82%   (4.9)       1.37%      1.70%  (19.4)
Net interest margin (taxable equivalent)             3.65%      3.74%   (2.4)       3.79%      3.71%    2.2
Dividend payout ratio                               45.26%     43.87%    3.2       59.18%     48.02%   23.2
Full-time equivalent headcount                      2,562      2,469     3.8       2,562      2,469     3.8

Prior period numbers have been adjusted throughout this report for the restrospective adoption of stock-based compensation accounting.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                           QUARTERLY INCOME STATEMENT

                                                                               Three Months Ended
                                                    -----------------------------------------------------------------------
                                                                                                             % Change From:
                                                                                                            ---------------
                                                    Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,    Prior    Prior
(in millions)                                         2006        2006       2006       2006       2005     Quarter    Year
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                   $182.0     $175.0      $165.0     $152.8     $146.2       4.0     24.5
   Interest expense                                    89.6       82.0        74.6       65.5       58.7       9.3     52.6
--------------------------------------------------------------------------------------------------------
      Net interest income                              92.4       93.0        90.4       87.3       87.5      (0.6)     5.6
   Provision for loan losses                           (6.5)      (6.6)       (4.2)      (4.0)      (2.0)     (1.5)   225.0
--------------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                               85.9       86.4        86.2       83.3       85.5      (0.6)     0.5
                                                     ---------------------------------------------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees            35.6       33.0        33.1       34.3       31.1       7.9     14.5
         Mutual fund fees                               5.1        5.3         5.0        4.7        4.5      (3.8)    13.3
         Planning and other services                   10.6        8.8         8.9        7.3        7.1      20.5     49.3
--------------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services             51.3       47.1        47.0       46.3       42.7       8.9     20.1
                                                     ---------------------------------------------------
      Corporate Client Services
         Capital markets services                      10.4        8.7         8.8        9.1        9.4      19.5     10.6
         Entity management services                     7.1        6.8         6.6        6.5        6.1       4.4     16.4
         Retirement services                            2.9        2.9         2.9        2.7        2.8        --      3.6
         Investment/cash management services            3.0        2.7         2.5        2.1        2.3      11.9     31.3
--------------------------------------------------------------------------------------------------------
            Total Corporate Client Services            23.4       21.1        20.8       20.4       20.6      11.0     13.7
                                                     ---------------------------------------------------
      Cramer Rosenthal McGlynn                          5.3        4.6         5.5        4.0        4.3      15.2     23.3
      Roxbury Capital Management                        0.1         --         0.3        0.9        0.6        --    (83.3)
--------------------------------------------------------------------------------------------------------
         Advisory fees                                 80.1       72.8        73.6       71.6       68.2      10.1     17.5
      Amortization of affiliate other intangibles      (1.1)      (1.1)       (1.0)      (1.0)      (1.0)       --     10.0
--------------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles             79.0       71.7        72.6       70.6       67.2      10.2     17.6
                                                     ---------------------------------------------------
   Service charges on deposit accounts                  7.1        7.3         7.0        6.9        7.3      (2.7)    (2.7)
   Other noninterest income                             6.2        5.5         6.8        5.2        5.3      12.7     17.0
   Securities gains/(losses)                            0.2        0.1        (0.1)        --         --     100.0       --
--------------------------------------------------------------------------------------------------------
      Total noninterest income                         92.5       84.6        86.3       82.7       79.8       9.4     15.9
                                                     ---------------------------------------------------
      Net interest and noninterest income             178.4      171.0       172.5      166.0      165.3       4.3      7.9
                                                     ---------------------------------------------------
NONINTEREST EXPENSE
   Salaries and wages                                  40.3       39.5        37.8       36.9       36.4       2.0     10.7
   Incentives and bonuses                              10.3        8.9        10.3       10.3        8.8      15.7     17.0
   Employment benefits                                 11.4       11.4        11.9       13.5       11.5        --     (0.9)
   Net occupancy                                        6.7        6.7         6.3        5.9        6.1        --      9.8
   Furniture, equipment, and supplies                  10.3        9.2         9.9        9.0        8.4      12.0     22.6
   Other noninterest expense:
      Advertising and contributions                     3.2        2.2         2.1        1.9        2.5      45.5     28.0
      Servicing and consulting fees                     2.9        2.8         2.4        2.3        2.9       3.6       --
      Subadvisor expense                                2.3        2.7         2.9        2.8        2.5     (14.8)    (8.0)
      Travel, entertainment, and training               3.4        2.5         2.3        2.2        2.6      36.0     30.8
      Originating and processing fees                   3.1        2.8         2.4        2.8        2.8      10.7     10.7
      Other expense                                    11.0        9.9        10.0        9.9       10.0      11.1     10.0
--------------------------------------------------------------------------------------------------------
         Total other noninterest expense               25.9       22.9        22.1       21.9       23.3      13.1     11.2
                                                     ---------------------------------------------------
         Total noninterest expense before
            impairment                                104.9       98.6        98.3       97.5       94.5       6.4     11.0
      Impairment write-down                              --       72.3          --         --         --    (100.0)      --
                                                     ---------------------------------------------------
         Total noninterest expense                    104.9      170.9        98.3       97.5       94.5     (38.6)    11.0
                                                     ---------------------------------------------------
      Income before income taxes and
         minority interest                             73.5        0.1        74.2       68.5       70.8       N/M      3.8
Applicable income taxes                                26.3       (5.0)       27.2       24.3       24.3        --      8.2
--------------------------------------------------------------------------------------------------------
      Net income before minority interest              47.2        5.1        47.0       44.2       46.5       N/M      1.5
Minority interest                                      (0.3)      (0.1)        0.1        0.1         --     200.0       --
--------------------------------------------------------------------------------------------------------
      Net income                                     $ 47.5     $  5.2      $ 46.9     $ 44.1     $ 46.5       N/M      2.2
                                                     ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                          YEAR-TO-DATE INCOME STATEMENT

                                                         Twelve Months Ended
                                                    ----------------------------
                                                    Dec. 31,   Dec. 31,      %
(in millions)                                         2006       2005     Change
--------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                   $674.8     $516.6     30.6
   Interest expense                                   311.7      187.7     66.1
----------------------------------------------------------------------
      Net interest income                             363.1      328.9     10.4
Provision for loan losses                             (21.3)     (11.8)    80.5
----------------------------------------------------------------------
   Net interest income after provision
      for loan losses                                 341.8      317.1      7.8
                                                     -----------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees           136.1      123.9      9.8
         Mutual fund fees                              20.2       17.8     13.5
         Planning and other services                   35.7       30.4     17.4
----------------------------------------------------------------------
            Total Wealth Advisory Services            192.0      172.1     11.6
                                                     -----------------
      Corporate Client Services
         Capital markets services                      37.0       34.3      7.9
         Entity management services                    26.8       23.6     13.6
         Retirement services                           11.5       10.7      7.5
         Investment/cash management services           10.3        7.7     33.8
----------------------------------------------------------------------
            Total Corporate Client Services            85.6       76.3     12.2
                                                     -----------------
      Cramer Rosenthal McGlynn                         19.3       16.1     19.9
      Roxbury Capital Management                        1.2        1.4    (14.3)
----------------------------------------------------------------------
         Advisory fees                                298.1      265.9     12.1
      Amortization of affiliate other intangibles      (4.2)      (4.0)     5.0
----------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles            293.9      261.9     12.2
                                                     -----------------
   Service charges on deposit accounts                 28.2       28.1      0.4
   Other noninterest income                            23.8       22.5      5.8
   Securities gains                                     0.2        0.8    (75.0)
----------------------------------------------------------------------
      Total noninterest income                        346.1      313.3     10.5
                                                     -----------------
      Net interest and noninterest income             687.9      630.4      9.1
                                                     -----------------
NONINTEREST EXPENSE
   Salaries and wages                                 154.4      139.8     10.4
   Incentives and bonuses                              39.8       38.0      4.7
   Employment benefits                                 48.3       47.2      2.3
   Net occupancy                                       25.7       22.4     14.7
   Furniture, equipment, and supplies                  38.3       34.7     10.4
   Other noninterest expense:
      Advertising and contributions                     9.4        9.1      3.3
      Servicing and consulting fees                    10.4       10.2      2.0
      Subadvisor expense                               10.7        9.4     13.8
      Travel, entertainment, and training              10.4        8.8     18.2
      Originating and processing fees                  11.1       10.5      5.7
      Other expense                                    40.8       40.0      2.0
----------------------------------------------------------------------
         Total other noninterest expense               92.8       88.0      5.5
                                                     -----------------
         Total noninterest expense before
            impairment                                399.3      370.1      7.9
      Impairment write-down                            72.3         --       --
                                                     -----------------
         Total noninterest expense                    471.6      370.1     27.4
                                                     -----------------
      Income before income taxes and
         minority interest                            216.3      260.3    (16.9)
Applicable income taxes                                72.7       93.0    (21.8)
----------------------------------------------------------------------
      Net income before minority interest             143.6      167.3    (14.2)
Minority interest                                      (0.2)       0.3       --
----------------------------------------------------------------------
      Net income                                     $143.8     $167.0    (13.9)
                                                     =================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

        COMPARISON OF RESULTS WITH AND WITHOUT THE IMPAIRMENT WRITE-DOWN

                                              Three months ended December 31, 2006   Twelve months ended December 31, 2006
                                              ------------------------------------   -------------------------------------
                                                 With        Without                     With       Without
                                              impairment   impairment   Impairment    impairment   impairment   Impairment
                                              ----------   ----------   ----------    ----------   ----------   ----------
OPERATING RESULTS (IN MILLIONS)
Net interest income                           $    92.4    $    92.4    $       --    $   363.1    $   363.1      $   --
Provision for loan losses                          (6.5)        (6.5)           --        (21.3)       (21.3)         --
Noninterest income                                 92.5         92.5            --        346.1        346.1          --
Noninterest expense                               104.9        104.9            --        471.6        399.3        72.3
------------------------------------------------------------------------------------------------------------------------
Income before taxes
   and minority interest                           73.5         73.5            --        216.3        288.6       (72.3)
Applicable income taxes                            26.3         26.3            --         72.7        103.3       (30.6)
------------------------------------------------------------------------------------------------------------------------
Net income before
   minority interest                               47.2         47.2            --        143.6        185.3       (41.7)
Minority interest                                  (0.3)        (0.3)           --         (0.2)        (0.2)         --
------------------------------------------------------------------------------------------------------------------------
Net income                                    $    47.5    $    47.5    $       --    $   143.8    $   185.5      $(41.7)
                                              ==========================================================================
PER SHARE DATA
Diluted shares outstanding (in millions)           69.7         69.7            --         69.7         69.7          --
Per-share earnings                            $    0.68    $    0.68    $       --    $    2.06    $    2.66      $(0.60)

STATISTICS AND RATIOS (DOLLARS IN MILLIONS)
Total assets, on average                      $10,912.9    $10,912.9    $       --    $10,495.1    $10,513.5      $(18.4)
Stockholders' equity, on average                1,067.4      1,067.4            --      1,059.1      1,069.7       (10.6)
Return on average assets                           1.73%        1.73%           --         1.37%        1.76%      (0.39)%
Return on equity                                  17.66%       17.66%           --        13.58%       17.34%      (3.76)%
Net interest before provision and
   noninterest income                         $   184.9    $   184.9    $       --    $   709.2    $   709.2      $   --
Tax equivalent interest income                      1.1          1.1            --          4.3          4.3          --
------------------------------------------------------------------------------------------------------------------------
                                              $   186.0    $   186.0    $       --    $   713.5    $   713.5      $   --
Noninterest expense                           $   104.9    $   104.9    $       --    $   471.6    $   399.3      $ 72.3
                                              --------------------------------------------------------------------------
Efficiency ratio                                  56.40%       56.40%           --        66.10%       55.96%      10.13%

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
            As of and for the twelve months ended December 31, 2006

                             STATEMENT OF CONDITION

                                                                                                                   % Change From
                                                                                                                  ---------------
                                                       Dec. 31,   Sept. 30,    June 30,    Mar. 31,    Dec. 31,    Prior    Prior
(in millions)                                            2006        2006        2006        2006        2005     Quarter   Year
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $   249.7   $   268.4   $   258.5   $   219.2   $   264.0     (7.0)    (5.4)
                                                      ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                    68.9        38.4        66.7        44.9        14.3     79.4    381.8
                                                      ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                          125.2       230.8       181.4       136.8       161.1    (45.8)   (22.3)
   Government agencies                                    807.1       533.0       416.5       394.5       410.8     51.4     96.5
   Obligations of state and political subdivisions          9.5         9.4        10.4        10.5        11.0      1.1    (13.6)
   Preferred stock                                         90.5        91.0        88.1        90.2        90.6     (0.5)    (0.1)
   Mortgage-backed securities                             689.5       726.8       751.0       806.4       852.1     (5.1)   (19.1)
   Other securities                                       392.8       391.3       389.8       401.9       403.2      0.4     (2.6)
---------------------------------------------------------------------------------------------------------------
      Total investment securities                       2,114.6     1,982.3     1,837.2     1,840.3     1,928.8      6.7      9.6
                                                      ---------------------------------------------------------

Loans:
   Commercial, financial, and agricultural              2,533.5     2,378.1     2,445.5     2,445.9     2,461.3      6.5      2.9
   Real estate - construction                           1,663.9     1,610.9     1,574.3     1,411.9     1,233.9      3.3     34.8
   Mortgage - commercial                                1,296.1     1,254.5     1,222.8     1,245.4     1,223.9      3.3      5.9
---------------------------------------------------------------------------------------------------------------
      Total commercial loans                            5,493.5     5,243.5     5,242.6     5,103.2     4,919.1      4.8     11.7
                                                      ---------------------------------------------------------
   Mortgage - residential                                 536.9       518.7       503.0       473.4       455.5      3.5     17.9
   Consumer                                             1,517.0     1,489.7     1,452.4     1,408.5     1,438.3      1.8      5.5
   Secured with liquid collateral                         547.5       528.3       557.2       553.9       584.8      3.6     (6.4)
---------------------------------------------------------------------------------------------------------------
      Total retail loans                                2,601.4     2,536.7     2,512.6     2,435.8     2,478.6      2.6      5.0
                                                      ---------------------------------------------------------
      Total loans net of unearned income                8,094.9     7,780.2     7,755.2     7,539.0     7,397.7      4.0      9.4
Reserve for loan losses                                   (94.2)      (93.6)      (94.3)      (93.6)      (91.4)     0.6      3.1
---------------------------------------------------------------------------------------------------------------
      Net loans                                         8,000.7     7,686.6     7,660.9     7,445.4     7,306.3      4.1      9.5
                                                      ---------------------------------------------------------
Premises and equipment                                    150.3       151.6       151.2       148.7       147.6     (0.9)     1.8
Goodwill                                                  291.4       291.1       363.0       348.5       348.3      0.1    (16.3)
Other intangibles                                          35.4        38.8        38.9        35.0        36.2     (8.8)    (2.2)
Other assets                                              246.0       251.9       236.9       200.2       199.9     (2.3)    23.1
---------------------------------------------------------------------------------------------------------------
      Total assets                                    $11,157.0   $10,709.1   $10,613.3   $10,282.2   $10,245.4      4.2      8.9
                                                      =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Noninterest-bearing demand                         $   913.6   $   861.3   $   813.8   $   830.2   $ 1,014.8      6.1    (10.0)
   Interest-bearing:
      Savings                                             313.8       292.5       313.1       328.0       326.3      7.3     (3.8)
      Interest-bearing demand                           2,560.6     2,417.5     2,355.9     2,352.1     2,360.0      5.9      8.5
      Certificates under $100,000                       1,012.6       995.5       991.1       960.4       923.0      1.7      9.7
      Local certificates $100,000 and over                474.4       574.7       550.6       513.3       436.5    (17.5)     8.7
---------------------------------------------------------------------------------------------------------------
         Total core deposits                            5,275.0     5,141.5     5,024.5     4,984.0     5,060.6      2.6      4.2
      National certificates $100,000 and over           3,054.1     2,742.7     2,760.6     2,707.2     2,228.6     11.4     37.0
---------------------------------------------------------------------------------------------------------------
         Total deposits                                 8,329.1     7,884.2     7,785.1     7,691.2     7,289.2      5.6     14.3
                                                      ---------------------------------------------------------

Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                    1,145.8     1,161.7     1,160.0       984.2     1,355.6     (1.4)   (15.5)
   U.S. Treasury demand                                    13.0         7.0        24.5         0.6        18.1     85.7    (28.2)
---------------------------------------------------------------------------------------------------------------
         Total short-term borrowings                    1,158.8     1,168.7     1,184.5       984.8     1,373.7     (0.8)   (15.6)
                                                      ---------------------------------------------------------
Other liabilities                                         221.3       196.4       183.1       169.4       164.2     12.7     34.8
Long-term debt                                            388.5       395.2       393.4       393.2       400.4     (1.7)    (3.0)
---------------------------------------------------------------------------------------------------------------
         Total liabilities                             10,097.7     9,644.5     9,546.1     9,238.6     9,227.5      4.7      9.4
                                                      ---------------------------------------------------------
Minority interest                                            --         0.3         0.3         0.3         0.2   (100.0)  (100.0)
Stockholders' equity                                    1,059.3     1,064.3     1,066.9     1,043.3     1,017.7     (0.5)     4.1
---------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity   $11,157.0   $10,709.1   $10,613.3   $10,282.2   $10,245.4      4.2      8.9
                                                      =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                   % Change From
                                                        2006         2006       2006       2006         2005     ----------------
                                                       Fourth       Third      Second      First       Fourth     Prior     Prior
(in millions)                                         Quarter      Quarter     Quarter    Quarter     Quarter    Quarter    Year
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $   218.2   $   206.9   $   209.3   $   208.0   $   237.8      5.5     (8.2)
                                                     ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                  144.8        28.8        18.8        17.5        40.2    402.8    260.2
                                                     ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                         177.4       157.0       146.7       144.6       133.5     13.0     32.9
   Government agencies                                   642.1       475.9       394.1       400.8       406.4     34.9     58.0
   Obligations of state and political subdivisions         9.4         9.6        10.5        10.5        11.1     (2.1)   (15.3)
   Preferred stock                                        90.7        89.4        89.2        91.4        90.0      1.5      0.8
   Mortgage-backed securities                            705.5       735.1       780.1       828.4       878.6     (4.0)   (19.7)
   Other securities                                      392.5       390.0       397.3       403.2       387.4      0.6      1.3
--------------------------------------------------------------------------------------------------------------
      Total investment securities                      2,017.6     1,857.0     1,817.9     1,878.9     1,907.0      8.6      5.8
                                                     ---------------------------------------------------------
Loans:
   Commercial, financial, and agricultural             2,430.5     2,407.7     2,463.5     2,448.1     2,465.9      0.9     (1.4)
   Real estate - construction                          1,634.9     1,588.7     1,517.5     1,322.0     1,161.6      2.9     40.7
   Mortgage - commercial                               1,281.4     1,238.5     1,212.8     1,229.8     1,239.7      3.5      3.4
--------------------------------------------------------------------------------------------------------------
      Total commercial loans                           5,346.8     5,234.9     5,193.8     4,999.9     4,867.2      2.1      9.9
                                                     ---------------------------------------------------------
   Mortgage - residential                                524.8       507.8       484.2       463.3       450.8      3.3     16.4
   Consumer                                            1,496.1     1,470.5     1,441.6     1,423.9     1,412.5      1.7      5.9
   Secured with liquid collateral                        545.2       546.1       556.3       558.2       614.4     (0.2)   (11.3)
--------------------------------------------------------------------------------------------------------------
      Total retail loans                               2,566.1     2,524.4     2,482.1     2,445.4     2,477.7      1.7      3.6
                                                     ---------------------------------------------------------
      Total loans net of unearned income               7,912.9     7,759.3     7,675.9     7,445.3     7,344.9      2.0      7.7
Reserve for loan losses                                  (91.6)      (93.5)      (91.8)      (90.4)      (93.5)    (2.0)    (2.0)
--------------------------------------------------------------------------------------------------------------
      Net loans                                        7,821.3     7,665.8     7,584.1     7,354.9     7,251.4      2.0      7.9
                                                     ---------------------------------------------------------
Premises and equipment                                   151.5       152.1       150.3       148.5       147.6     (0.4)     2.6
Goodwill                                                 290.7       362.3       357.3       348.3       344.4    (19.8)   (15.6)
Other intangibles                                         38.1        38.5        37.3        35.6        39.7     (1.0)    (4.0)
Other assets                                             230.7       210.8       190.0       180.3       172.1      9.4     34.0
--------------------------------------------------------------------------------------------------------------
      Total assets                                   $10,912.9   $10,522.2   $10,365.0   $10,172.0   $10,140.2      3.7      7.6
                                                     =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:

   Noninterest-bearing demand                        $   793.6   $   737.2   $   742.0   $   763.5   $ 1,017.4      7.7    (22.0)
   Interest-bearing:
      Savings                                            294.7       304.1       321.2       326.0       325.9     (3.1)    (9.6)
      Interest-bearing demand                          2,374.7     2,374.1     2,364.4     2,346.8     2,321.2       --      2.3
      Certificates under $100,000                      1,009.3       988.1       980.9       938.6       901.5      2.1     12.0
      Local certificates $100,000 and over               535.8       546.5       540.0       463.3       446.6     (2.0)    20.0
--------------------------------------------------------------------------------------------------------------
         Total core deposits                           5,008.1     4,950.0     4,948.5     4,838.2     5,012.6      1.2     (0.1)
      National certificates $100,000 and over          3,042.2     2,864.6     2,656.1     2,647.7     2,475.4      6.2     22.9
--------------------------------------------------------------------------------------------------------------
         Total deposits                                8,050.3     7,814.6     7,604.6     7,485.9     7,488.0      3.0      7.5
                                                     ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                   1,221.4     1,048.8     1,146.0     1,082.0     1,098.0     16.5     11.2
   U.S. Treasury demand                                   10.0         6.8        16.0        11.7         7.7     47.1     29.9
--------------------------------------------------------------------------------------------------------------
         Total short-term borrowings                   1,231.4     1,055.6     1,162.0     1,093.7     1,105.7     16.7     11.4
                                                     ---------------------------------------------------------
Other liabilities                                        172.5       175.7       144.8       166.7       163.3     (1.8)     5.6
Long-term debt                                           391.1       394.2       393.3       399.0       400.0     (0.8)    (2.2)
--------------------------------------------------------------------------------------------------------------
         Total liabilities                             9,845.3     9,440.1     9,304.7     9,145.3     9,157.0      4.3      7.5
                                                     ---------------------------------------------------------
Minority interest                                          0.2         0.4         0.3         0.3         0.2    (50.0)      --
Stockholders' equity                                   1,067.4     1,081.7     1,060.0     1,026.4       983.0     (1.3)     8.6
--------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity     $10,912.9   $10,522.2   $10,365.0   $10,172.0   $10,140.2      3.7      7.6
                                                     =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                                YIELDS AND RATES

                                                      2006       2006       2006       2006       2005
                                                     Fourth      Third     Second      First     Fourth
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter     Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                 5.16%      4.55%      4.93%      4.11%      4.02%
U.S. Treasury                                           4.00       4.06       3.53       3.38       3.27
Government agencies                                     4.54       4.23       3.93       3.95       3.95
Obligations of state and political subdivisions         8.86       8.75       8.79       8.77       8.78
Preferred stock                                         7.76       7.63       7.60       7.60       7.58
Mortgage-backed securities                              4.21       4.05       4.16       4.17       4.10
Other securities                                        6.48       6.42       6.14       5.52       5.32
TOTAL INVESTMENT SECURITIES                             4.91       4.78       4.67       4.53       4.44

Commercial, financial, and agricultural                 7.92       7.96       7.61       7.24       6.80
Real estate - construction                              8.56       8.60       8.26       7.90       7.39
Mortgage - commercial                                   7.99       7.98       7.71       7.34       6.96
TOTAL COMMERCIAL LOANS                                  8.13       8.16       7.82       7.44       6.97

Mortgage - residential                                  5.81       5.81       5.77       5.84       5.82
Consumer                                                7.38       7.31       7.09       6.85       6.60
Secured with liquid collateral                          6.77       6.78       6.36       5.89       5.38
TOTAL RETAIL LOANS                                      6.93       6.89       6.67       6.44       6.16

TOTAL LOANS                                             7.74       7.75       7.45       7.11       6.70

TOTAL EARNING ASSETS                                    7.13       7.15       6.90       6.58       6.22

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                 0.51       0.42       0.39       0.32       0.30
Interest-bearing demand                                 1.31       1.10       1.04       1.02       0.95
Certificates under $100,000                             4.22       3.87       3.51       3.27       2.96
Local certificates $100,000 and over                    4.74       4.65       4.29       3.89       3.53
CORE INTEREST-BEARING DEPOSITS                          2.39       2.16       1.98       1.81       1.64

National certificates $100,000 and over                 5.38       5.30       4.98       4.47       4.01
TOTAL INTEREST-BEARING DEPOSITS                         3.64       3.43       3.15       2.86       2.55

Federal funds purchased and securities sold
   under agreements to repurchase                       4.96       4.98       4.67       4.19       3.80
U.S. Treasury demand                                    4.96       5.09       4.74       4.21       4.22
TOTAL SHORT-TERM BORROWINGS                             4.96       4.98       4.67       4.20       3.80

Long-term debt                                          6.82       6.85       6.69       6.26       6.01
TOTAL INTEREST-BEARING LIABILITIES                      3.97       3.78       3.52       3.20       2.89

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS              3.48       3.32       3.10       2.81       2.48

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)              3.65       3.83       3.80       3.77       3.74

YEAR-TO-DATE NET INTEREST MARGIN                        3.79       3.80       3.79       3.77       3.71

Prime rate                                              8.25       8.25       7.90       7.43       6.97

Tax-equivalent net interest income (in millions)   $    93.5   $   94.1   $   91.5   $   88.3   $   88.5

AVERAGE EARNING ASSETS                              10,075.3    9,645.1    9,512.6    9,341.7    9,292.1

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                            SUPPLEMENTAL INFORMATION

                                                                            Three Months Ended
                                                     -----------------------------------------------------------------
                                                                                                        % Change From:
                                                                                                        --------------
                                                     Dec. 31,  Sept. 30,  June 30,  Mar. 31,  Dec. 31,   Prior   Prior
                                                       2006       2006      2006      2006      2005    Quarter   Year
----------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                             $   0.69  $   0.08   $   0.69  $   0.65  $   0.69    N/M      --
   Diluted                                               0.68      0.07       0.67      0.64      0.67    N/M     1.5
Weighted average shares outstanding (in thousands)
   Basic                                               68,455    68,647     68,475    68,070    67,861
   Diluted                                             69,680    69,933     69,776    69,434    68,956
Net income as a percentage of:
   Average assets                                        1.73%     0.20%      1.81%     1.76%     1.82%
   Average stockholders' equity                         17.66      1.91      17.75     17.42     18.77

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                     $   29.0  $   27.2   $   26.4  $   27.2  $   26.0    6.6    11.5
Roxbury Capital Management                                3.1       3.1        3.3       3.5       3.3     --    (6.1)
Cramer Rosenthal McGlynn                                 10.6       9.8        9.4       9.7       8.9    8.2    19.1
------------------------------------------------------------------------------------------------------
   Combined assets under management                  $   42.7  $   40.1   $   39.1  $   40.4  $   38.2    6.5    11.8
                                                     =================================================

*    Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                     $  105.3  $  100.5   $  100.7  $  102.1  $  100.9    4.8     4.4

**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                          2,562     2,520      2,515     2,475     2,469

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                         $1,067.4  $1,081.7   $1,060.0  $1,026.4  $  983.0   (1.3)    8.6
Period-end primary capital                            1,153.5   1,157.9    1,161.2   1,136.9   1,109.1   (0.4)    4.0
Per share:
   Book value                                           15.47     15.55      15.54     15.30     14.99   (0.5)    3.2
   Quarterly dividends declared                         0.315     0.315      0.315      0.30      0.30     --     5.0
   Year-to-date dividends declared                      1.245      0.93      0.615      0.30     1.185
Average stockholders' equity to assets                   9.78%    10.28%     10.23%    10.09%     9.69%
Total risk-based capital ratio                          12.11     12.32      11.70     12.10     11.84
Tier 1 risk-based capital ratio                          8.25      8.28       7.67      7.70      7.43
Tier 1 leverage capital ratio                            7.39      7.34       6.98      6.94      6.69

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                   $   94.2  $   93.6   $   94.3  $   93.6  $   91.4
Period-end nonperforming assets:
   Nonaccrual                                            31.0      32.0       29.5      35.5      39.3
   OREO                                                   4.8       4.8        4.8       0.2       0.2
   Renegotiated loans                                      --        --        9.9       4.9       4.7
Period-end past due 90 days                               5.8       7.7        4.7      10.1       4.1

Gross charge-offs                                         7.1       8.6        5.7       3.2       7.8
Recoveries                                                1.2       1.3        2.2       1.4       3.8
Net charge-offs                                           5.9       7.3        3.5       1.8       4.0
Year-to-date net charge-offs                             18.5      12.6        5.3       1.8      10.1

Ratios:
   Period-end reserve to loans                           1.16%     1.20%      1.22%     1.24%     1.24%
   Period-end non-performing assets to loans             0.44      0.47       0.57      0.54      0.60
   Period-end loans past due 90 days to total loans      0.07      0.10       0.06      0.13      0.06
   Net charge-offs to average loans                      0.07      0.09       0.05      0.02      0.05

INTERNAL RISK RATING
Pass                                                    97.39%    97.41%     97.28%    97.20%    97.24%
Watchlisted                                              1.82      1.73       1.89      1.97      1.96
Substandard                                              0.79      0.86       0.76      0.76      0.73
Doubtful                                                   --        --       0.07      0.07      0.07

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                -----------------------------------------------------
                                                Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,
(in millions)                                     2006        2006       2006       2006       2005
-----------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 84.4     $ 85.7      $ 83.9     $ 81.0     $ 79.9
   Provision for loan losses                       (6.4)      (6.7)       (3.7)      (3.8)      (1.9)
   Noninterest income                              13.6       13.1        13.1       12.1       12.5
   Noninterest expense                             41.1       39.9        38.5       39.1       39.5
-----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      50.5       52.2        54.8       50.2       51.0

   Regional Banking efficiency ratio              41.56%     40.02%      39.33%     41.60%     42.38%

WEALTH ADVISORY SERVICES
   Net interest income                           $  6.6     $  6.4      $  6.3     $  6.5     $  6.8
   Provision for loan losses                       (0.1)       0.1        (0.5)      (0.2)      (0.1)
   Noninterest income                              47.7       43.6        44.5       43.4       39.7
   Noninterest expense                             41.6       38.8        40.5       38.4       36.7
-----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      12.6       11.3         9.8       11.3        9.7

   Wealth Advisory Services efficiency ratio      76.47%     77.45%      79.57%     76.80%     78.76%

CORPORATE CLIENT SERVICES
   Net interest income                           $  4.3     $  4.4      $  3.4     $  2.8     $  3.6
   Provision for loan losses                         --         --          --         --         --
   Noninterest income                              26.1       23.6        23.1       22.5       22.9
   Noninterest expense                             22.2       19.9        19.3       20.0       18.3
-----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       8.2        8.1         7.2        5.3        8.2

   Corporate Client Services efficiency ratio     72.79%     70.82%      72.56%     79.05%     68.80%

AFFILIATE MANAGERS *
   Net interest income                           $ (2.9)    $ (3.5)     $ (3.2)    $ (3.0)    $ (2.8)
   Provision for loan losses                         --         --          --         --         --
   Noninterest income                               5.1        4.3         5.6        4.7        4.7
   Noninterest expense                               --       72.3          --         --         --
-----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       2.2      (71.5)        2.4        1.7        1.9

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 92.4     $ 93.0      $ 90.4     $ 87.3     $ 87.5
   Provision for loan losses                       (6.5)      (6.6)       (4.2)      (4.0)      (2.0)
   Noninterest income                              92.5       84.6        86.3       82.7       79.8
   Noninterest expense                            104.9      170.9        98.3       97.5       94.5
                                                 ----------------------------------------------------
      Income before taxes & minority interest    $ 73.5     $  0.1      $ 74.2     $ 68.5     $ 70.8
                                                 ===================================================

   Corporation efficiency ratio                   56.40%     95.64%      55.29%     57.02%     56.15%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of the accounting pronouncement for stock-based compensation expense.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2006

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                         Twelve Months Ended
                                                -------------------------------------
                                                Dec. 31,   Dec. 31,      $        %
(in millions)                                     2006       2005     Change   Change
-------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $334.9     $303.1    $ 31.8   10.5%
   Provision for loan losses                      (20.5)     (11.2)      9.3   83.0
   Noninterest income                              52.0       51.1       0.9    1.8
   Noninterest expense                            158.5      152.2       6.3    4.1
-------------------------------------------------------------------------------------
      Income before taxes & minority interest     207.9      190.8      17.1    9.0

   Regional Banking efficiency ratio              40.57%     42.56%

WEALTH ADVISORY SERVICES
   Net interest income                           $ 25.7     $ 24.1    $  1.6    6.6%
   Provision for loan losses                       (0.8)      (0.6)      0.2   33.3
   Noninterest income                             179.2      160.8      18.4   11.4
   Noninterest expense                            159.3      144.4      14.9   10.3
------------------------------------------------------------------------------------
      Income before taxes & minority interest      44.8       39.9       4.9   12.3

   Wealth Advisory Services efficiency ratio      77.63%     77.97%

CORPORATE CLIENT SERVICES
   Net interest income                           $ 15.0     $ 11.4    $  3.6   31.6%
   Provision for loan losses                         --         --        --     --
   Noninterest income                              95.3       84.5      10.8   12.8
   Noninterest expense                             81.4       73.5       7.9   10.7
------------------------------------------------------------------------------------
      Income before taxes & minority interest      28.9       22.4       6.5   29.0

   Corporate Client Services efficiency ratio     73.67%     76.48%

AFFILIATE MANAGERS *
   Net interest income                           $(12.5)    $ (9.7)   $ (2.8) (28.9)%
   Provision for loan losses                         --         --        --     --
   Noninterest income                              19.6       16.9       2.7   16.0
   Noninterest expense                             72.4         --      72.4     --
------------------------------------------------------------------------------------
      Income before taxes & minority interest     (65.3)       7.2     (72.5)    --

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $363.1     $328.9    $ 34.2   10.4%
   Provision for loan losses                      (21.3)     (11.8)      9.5   80.5
   Noninterest income                             346.1      313.3      32.8   10.5
   Noninterest expense                            471.6      370.1     101.5   27.4
------------------------------------------------------------------------------------
      Income before taxes & minority interest    $216.3     $260.3    $(44.0) (16.9)
                                                 ===================================

   Corporation efficiency ratio                   66.10%     57.28%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of the accounting pronouncement for stock-based compensation expense.